Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read the statements made by Great Lakes Bond Fund, Great Lakes Disciplined Equity Fund,
Great Lakes Large Cap Value Fund and Great Lakes Small Cap Opportunity Fund (each a series of the Managed Portfolio Series) and are in agreement with the statements contained in Sub-Item 77k of
Form N-SAR. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP

Minneapolis, MN
November 20, 2015